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                                                                    Exhibit 99.1
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               Concur Technologies Adopts Stockholder Rights Plan

REDMOND, Wash., April 23, 2001 -- Concur Technologies, Inc. (NASDAQ: CNQR), the leading provider of Corporate Expense Management solutions, today announced that its Board of Directors has adopted a stockholder rights plan designed to protect the long-term value of the company for its stockholders during any future unsolicited acquisition attempt.

"The purpose of this rights plan is to give our Board of Directors sufficient time to study and respond to any unsolicited attempt to acquire the company and enable all Concur stockholders to realize the full value of their investment," said Steve Singh, chairman, president, and chief executive officer for Concur. "The adoption of this rights plan is part of our ongoing effort to implement and execute prudent business practices and is not in response to any hostile attempt to acquire Concur."

Under the plan, stockholders will receive a dividend of one preferred stock purchase right per share of Concur common stock held of record at the close of business on April 24, 2001 (the "Record Date"). In addition, the board directed the issuance of one such right for each share of Concur common stock issued after the Record Date, except in certain circumstances. The rights will expire on April 24, 2011.

The rights are initially attached to Concur's common stock and will not trade separately. If a person or a group (an "Acquiring Person") acquires 15 percent or more of Concur's common stock, or announces an intention to make a tender offer that would result in the person or group becoming an Acquiring Person, then the rights will be distributed (the "Distribution Date") and trade separately from the common stock.

After the Distribution Date, each right may be exercised for 1/100th of a share of newly-designated Concur Series A Junior Participating Preferred Stock at an exercise price of $13.80 per share. The preferred stock has been structured so that the value of 1/100th of a share of preferred stock will approximate the value of one share of Concur common stock.

Upon a person becoming an Acquiring Person, holders of the rights (other than an Acquiring Person) will have the right to acquire shares of Concur stock at a substantially discounted price.

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                         Concur Technologies Announces Stockholder Rights Plan/2
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Additionally, if a person becomes an Acquiring Person and Concur is acquired in a merger or other business combination, or 50 percent or more of its assets are sold in a transaction with an Acquiring Person, the holders of rights (other than an Acquiring Person) will have the right to receive shares of the acquiring corporation's stock at a substantially discounted price. After a person has become an Acquiring Person, Concur's Board of Directors may, at its option, exchange each outstanding right (other than those held by an Acquiring Person) for one share of Concur common stock. The board generally may redeem outstanding rights at a price of $0.001 per right.

About Concur Technologies, Inc.

Concur Technologies, Inc. (NASDAQ: CNQR) is the leading provider of Corporate Expense Management solutions that automate costly and inefficient business processes, allowing companies to better leverage their most limited resources: time, money, knowledge, and energy. Meeting the needs of businesses of all sizes, Concur's solutions include travel and entertainment expense management, employee requests for vendor payments, and time tracking and reporting, and can be delivered through licensed and Application Service Provider (ASP) models. Today, over 650 companies, including AT&T, Citigroup, Daimler-Chrysler, DuPont, First Union, and Pfizer, have licensed over 3.2 million employees to use Concur's market-leading solutions to reduce costs, and increase productivity and access to data about internal business processes. Delivering on its commitment to excellence and meeting the needs of its customers across the globe, Concur leverages its strategic alliances with more than 50 world-class organizations such as ADP, American Express, Exodus, KPMG Consulting, Inc., Microsoft, and Microsoft Great Plains Business Solutions, and has successfully deployed its solution to more than 1.8 million employees worldwide. Concur also continues to expand its international market leadership with more than 50 companies deployed outside North America. More information is available via the Internet at www.concur.com.

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              All company or product names are trademarks and/or
               registered trademarks of their respective owners.

Press Contacts:
  Shannon Holliway, Concur Technologies, Inc., 425-497-7364, shannonh@concur.com James Abt, Niehaus Ryan Wong, 704-665-9217, ajames@nrwpr.com

Investor Contact:
  John Adair, Concur Technologies, Inc., 425-497-6439, johna@concur.com